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                 October 6, 2021

       Blake Tierney
       General Counsel
       Qualtrics International Inc.
       333 West River Park Drive
       Provo, Utah 84604

                                                        Re: Qualtrics
International Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 1,
2021
                                                            File No. 333-259975

       Dear Mr. Tierney:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Kristina L. Trauger